UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2017

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UMH Properties, Inc.
(Exact name of registrant as specified in its charter)
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Maryland	001-12690	22-1890929
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Juniper Business Plaza, Suite 3-C 3499 Route 9 North Freehold, New Jersey (Address of principal executive offices)	07728 (Zip Code)

Registrant's telephone number, including area code:	(732) 577-9997

Not Applicable (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01                          Entry Into a Material Definitive Agreement.
On May 31, 2017, UMH Properties, Inc. (the "Company") entered into two purchase agreements with an institutional investor pursuant to which the Company agreed to sell a total of 1,400,000 shares of its common stock, par value $0.10 per share (the "Common Stock"), in a registered direct placement at a purchase price of $16.60 per share.  The Company's total net proceeds from the offering, after deducting the placement agent's fee and other estimated offering expenses, are expected to be approximately $22.5 million.  The offering is expected to close on or about June 5, 2017, subject to satisfaction of customary closing conditions.  The Company intends to use the proceeds of this offering for general corporate purposes, which may include purchase of manufactured homes for sale or lease to customers, expansion of its existing communities, potential acquisitions of additional properties, and possible repayment of indebtedness on a short-term basis.
In connection with the offering, the Company entered into a placement agent agreement dated May 31, 2017 with CSCA Capital Advisors, LLC ("CSCA") pursuant to which CSCA agreed to act as the Company's placement agent.  As placement agent, CSCA will receive a placement agent fee equal to 2.25% of the gross proceeds from the offering, plus certain expenses.  In the ordinary course of business, CSCA and/or its affiliates have engaged, and may in the future engage, in financial advisory, investment banking and other transactions with the Company for which customary compensation has been, and will be, paid.
The shares of Common Stock are being offered and sold pursuant to the Company's prospectus supplement dated May 31, 2017 (the "Prospectus Supplement") which supplements the Company's prospectus filed with the Securities and Exchange Commission (the "SEC") pursuant to the Company's Registration Statement on Form S-3 (File No. 333-209078), filed with the SEC on January 21, 2016, as Amended by Amendment No. 1 thereto filed with the Commission on February 5, 2016 and declared effective on February 5, 2016 (the "Registration Statement").  The Common Stock is described in the Company's Registration Statement.  After giving effect to the issuance of the 1,400,000 shares of Common Stock being offered and sold, the Company will have a total of 33,076,868 shares of Common Stock outstanding.  The shares of Common Stock are listed on the New York Stock Exchange under the symbol "UMH."
The foregoing summaries of the terms of the purchase agreements and placement agent agreement are only a brief description of certain terms therein, do not purport to be a complete description of the rights and obligations of the parties thereunder, and are qualified in their entirety by such documents attached hereto.  A copy of the form of purchase agreement is attached hereto as Exhibit 10.1 and is incorporated by reference herein.  A copy of the placement agent agreement is attached hereto as Exhibit 1.1 and is incorporated by reference herein.

Item 3.03                          Material Modifications to Rights of Security Holders.
Increase in Authorized Shares
On June 2, 2017, the Company filed with the Department of Assessments and Taxation of the State of Maryland (the "Maryland Department") an amendment (the "Articles of Amendment") to the Company's Articles of Incorporation (the "Articles") to increase the Company's authorized shares of common stock, par value $0.10 per share ("Common Stock").  As a result of this amendment, the Company's total authorized shares will be increased from 85,663,800 shares (classified as 75,000,000 shares of Common Stock, 3,663,800 shares of 8.25% Series A Cumulative Redeemable Preferred Stock ("Series A Preferred Stock"), 4,000,000 shares of 8.0% Series B Cumulative Redeemable Preferred Stock ("Series B Preferred Stock") and 3,000,000 shares of excess stock) to 95,663,800 shares (classified as 85,000,000 shares of Common Stock, 3,663,800 shares of Series A Preferred Stock, 4,000,000 shares of Series B Preferred Stock and 3,000,000 shares of excess stock).  The foregoing description of the Articles of Amendment is qualified in its entirety by reference to the Articles of Amendment, a copy of which is filed as Exhibit 3.1 to this Form 8-K and incorporated herein by reference.

Item 5.03                          Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
The information set forth in Item 3.03 above with respect to the Articles of Amendment is incorporated in this Item 5.03 in its entirety.
Item 7.01                         Regulation FD Disclosure.
The Company issued a press release concerning the offering of the Common Stock on June 1, 2017.  This press release is attached as Exhibit 99.1 hereto and is incorporated by reference herein.
Item 9.01                          Financial Statements and Exhibits.
(d)	Exhibits.

1.1	Placement Agent Agreement dated May 31, 2017 by and between UMH Properties, Inc. and CSCA Capital Advisors, LLC.

3.1	Articles of Amendment.

5.1	Opinion of Stroock & Stroock & Lavan LLP.

8.1	Tax Opinion of Stroock & Stroock & Lavan LLP.

10.1	Form of Purchase Agreement.

23.1	Consent of Stroock & Stroock & Lavan LLP (included in Exhibits 5.1 and 8.1).

99.1	Press Release dated June 1, 2017.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: June 5, 2017	UMH PROPERTIES, INC.

	By:	/s/ Anna T. Chew
	Name:	Anna T. Chew
	Title:	Vice President and Chief Financial Officer

Exhibit Index
1.1	Placement Agent Agreement dated May 31, 2017 by and between UMH Properties, Inc. and CSCA Capital Advisors, LLC.

3.1	Articles of Amendment.

5.1	Opinion of Stroock & Stroock & Lavan LLP.

8.1	Tax Opinion of Stroock & Stroock & Lavan LLP.

10.1	Form of Purchase Agreement.

23.1	Consent of Stroock & Stroock & Lavan LLP (included in Exhibits 5.1 and 8.1).

99.1	Press Release dated June 1, 2017.